Exhibit 99.1

Dream Finders Homes Announces Transfer of Listing of Class A Common Stock to the New York Stock Exchange

Jacksonville, Fla. – September 22, 2022 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders” or “DFH”) (NASDAQ: DFH), one of the nation’s fastest-growing companies, today announced that it is transferring the listing of its Class A common stock from the Nasdaq Global Select Market of the Nasdaq Stock Market LLC (“NASDAQ”) to the New York Stock Exchange (“NYSE”). The Company anticipates its Class A common stock will begin trading on the NYSE on Monday, October 10, 2022, under its current ticker symbol of “DFH”. The Company’s Class A common stock will continue to trade under the ticker symbol “DFH” on the NASDAQ Capital Market until the transfer is complete. The transfer is expected to be seamless for the Company’s investors and shareholders.

“As we continue to evolve as a public company, and after careful consideration, we decided to list on the NYSE as the preferred exchange for our industry, marking a significant milestone in Dream Finders’ evolution. We look forward to joining the NYSE, which includes some of the world’s largest and most prestigious companies. We believe we are well positioned to leverage the advantages and unique offerings of the NYSE platform, ultimately delivering long-term value for our shareholders,” stated Patrick Zalupski, Founder and Chief Executive Officer of Dream Finders.

“We are delighted to welcome national home builder Dream Finders Homes to our NYSE community of icons and disruptors,” said John Tuttle, Vice Chairman, NYSE Group.

About Dream Finders Homes, Inc.

Dream Finders Homes (NASDAQ: DFH) is based in Jacksonville, FL, and is one of the nation’s fastest-growing companies, with industry-leading returns on shareholders’ equity. Dream Finders Homes builds single-family homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia, Maryland, and the DC Metro area. Through its mortgage and title joint ventures, DFH also provides mortgage financing and title services to its homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com

Anabel Fernandez – Chief Financial Officer
Robert Riva – General Counsel